Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

SECOND QUARTER 2006 FINANCIAL RESULTS

Glendale, California – August 3, 2006 – For the second quarter of 2006, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $74.9 million and net income of $13.7 million, or $0.13 per share on a fully diluted basis. This compares to revenue of $35.4 million and a net loss of $3.7 million, or ($.04) per share on a fully diluted basis, for the same period in 2005. The Company ended the period with $526.9 million of cash and cash equivalents.

“The second quarter’s results were primarily driven by the availability of Madagascar in the domestic pay television market and its performance in the worldwide home video market,” commented Jeffrey Katzenberg, DreamWorks Animation’s CEO. “Last summer, Madagascar was our most successful theatrical release to date for an original film and has been one of the top selling domestic home video titles over the past eight months. With its sequel slotted for the fall of 2008, we have been pleased with the success of our next potential franchise.”

For the period, Madagascar contributed approximately $37.9 million of revenue. Since its home video release in the fourth quarter of 2005, the film has reached an estimated 18.9 million units shipped through the second quarter of 2006, net of actual returns and estimated future returns. Over the Hedge, released on May 19, 2006, has reached approximately $153 million in domestic box office to date, making it one of the top seven domestic films of 2006. As is typical for a film in the quarter of its release, Over the Hedge remains in an un-recouped position with the Company’s distribution partner, Paramount. However, the film did contribute a total of $10.7 million of revenue in the quarter, $4.6 million of which was associated with the annual cost reimbursement from Paramount.

“Over the Hedge has achieved over $278 million in worldwide box office to date with several major territories still to come,” stated Kris Leslie DreamWorks Animation Chief Financial Officer. “As indicated last quarter, we do not expect Over the Hedge to contribute any significant revenue to the Company until later in the year because of the upfront marketing and distribution costs associated with its theatrical release.”

Shark Tale contributed approximately $9.6 million of revenue driven primarily by international pay television in the quarter. Wallace and Gromit: The Curse of the Were-Rabbit recorded approximately $3.4 million in revenue in the quarter, mainly driven by home video revenues from the title. To date, the film has reached an estimated 4.4 million units shipped through the second quarter of 2006, net of actual returns and estimated future returns. Library and other films accounted for approximately $13.3 million of revenue. At the end of the second quarter the Company remained in an un-recouped position of approximately $7.0 million for its 2004 release, Shrek 2.

Looking ahead, the Company reiterated its expectation that without a new release in either the theatrical or home video market, the Company is not likely to have any significant drivers of revenues or profits in the third quarter of 2006. Revenue for the remainder of the year is expected to be driven by the performance of Over the Hedge. The Company does not anticipate recognizing any significant amount of revenue from the film until it is released in home video in the fourth quarter of 2006. Over the Hedge home video is scheduled for domestic release on October 17, 2006.

The Company’s next release, Flushed Away, opens domestically November 3, 2006.

Items related to the second quarter of 2006 will be discussed in more detail on the Company’s second quarter 2006 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, August 3, 2006 at 4:30 p.m. (EDT). Investors can access the call by dialing 800-473-6123 in the U.S. and 973-582-2745 internationally and entering 7617444 as the conference ID number. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Thursday, August 3, 2006 through August, 17, 2006. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 7617444 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of twelve animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, and Over the Hedge. DreamWorks Animation’s newest release, Flushed Away, opens in theaters November 3, 2006.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the transition to a new distribution and servicing partner, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Public Relations

(818) 695-6677

** FINANCIAL TABLES ATTACHED**

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	In thousands
Assets
Cash and cash equivalents	$526,948	$403,796
Accounts receivable, net of allowance for doubtful accounts	1,545	10,186
Receivable from affiliate, net of allowance for doubtful accounts	—	97,991
Film inventories, net	602,180	535,886
Property, plant and equipment, net of accumulated depreciation and amortization	83,016	85,293
Income taxes receivable	52,896	35,851
Deferred taxes, net	29,981	80,175
Goodwill	34,216	34,216
Prepaid expenses and other assets	39,465	29,782

Total assets	$1,370,247	$1,313,176

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$8,841	$7,201
Payable to affiliate	—	2,667
Payable to Paramount	57,606	—
Payable to stockholder	51,489	73,789
Accrued liabilities	53,322	55,014
Other advances and unearned revenue	43,261	30,863
Obligations under capital leases	1,844	2,264
Universal Studios advance	—	75,000
Bank borrowings and other debt	117,929	117,267

Total liabilities	334,292	364,065
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	1,033,014	946,170

Total liabilities and stockholders’ equity	$1,370,247	$1,313,176

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	In thousands, except per share amounts		In thousands, except per share amounts
Operating revenue	$74,886	$35,355	$134,982	$202,314
Costs of revenue	40,501	25,925	67,455	106,344

Gross profit	34,385	9,430	67,527	95,970
Selling, general and administrative expenses	21,263	19,152	39,970	36,548

Operating income (loss)	13,122	(9,722)	27,557	59,422
Interest income, net	5,756	701	10,522	695
Other income, net	1,481	1,414	2,941	1,127
Increase in income tax benefit payable to stockholder	(3,825)	(11,359)	(7,615)	(11,359)

Income (loss) before income taxes	16,534	(18,966)	33,405	49,885
Provision (benefit) for income taxes	2,870	(15,300)	7,413	7,878

Net income (loss)	$13,664	$(3,666)	$25,992	$42,007

Basic net income (loss) per share	$0.13	$(0.04)	$0.25	$0.41
Diluted net income (loss) per share	$0.13	$(0.04)	$0.25	$0.40
Shares used in computing net income (loss) per share
Basic	103,303	103,061	103,247	103,018
Diluted	103,563	103,061	103,618	104,505

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2006	2005
	In thousands
Operating activities
Net income	$25,992	$42,007
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film inventories	64,766	102,293
Stock compensation expense	11,183	9,898
Depreciation and amortization	4,180	4,348
Revenue earned against advances and unearned revenue	(25,951)	(19,276)
Deferred taxes, net	50,194	(13,364)
Change in operating assets and liabilities:
Trade accounts receivable	8,641	7,081
Receivable from/Payable to Distributor for Distribution and Services Agreements	152,930	416,460
Film inventories	(132,579)	(148,704)
Prepaid expenses and other assets	(10,075)	(24,578)
Payable to stockholder	(22,300)	11,359
Accounts payable and accrued expenses	(167)	(8,918)
Income taxes	(43,449)	(6,406)
Advances and unearned revenues	40,630	24,151

Net cash provided by operating activities	123,995	396,351

Investing activities
Purchases of property, plant, and equipment	(849)	(2,415)
Purchase of short-term investments	—	(21,800)

Net cash used in investing activities	(849)	(24,215)

Financing activities
Bank borrowings and other debt	—	(23,175)
Payments on capital leases	(420)	(394)
Receipts from exercise of stock options	654	2,500
Excess tax benefits from employee equity awards	175	—
Purchase of treasury stock	(403)	(6,051)
Paramount signing bonus deemed a contribution from controlling stockholders	75,000	—
Repayment of Universal Studios advance	(75,000)	—

Net cash provided by (used in) financing activities	6	(27,120)

Increase in cash and cash equivalents	123,152	345,016
Cash and cash equivalents at beginning of period	403,796	63,134

Cash and cash equivalents at end of period	$526,948	$408,150

Supplemental disclosure of cash flow information:
Cash paid during period for income taxes	$494	$27,647

Cash paid during period for interest, net of amounts capitalized	$76	$4,107

Supplemental disclosure of non-cash operating activities
Transfer on January 31, 2006 of net receivable from affiliate to Paramount for Distribution and Servicing Agreements	$102,509	$—